CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Homestead Funds Trust of our report dated February 26, 2024, relating to the financial statements and financial highlights, which appears in Intermediate Bond Fund and Rural America Growth & Income Fund's (constituting Homestead Funds Trust) Annual Report on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers LLP

Washington, DC

April 26, 2024